Griffin Institutional Access Credit Fund

Item 77M - MERGERS

Griffin Capital BDC Corp. merged into Griffin Institutional Access Credit Fund (the "Registrant") as of September 29, 2017.  Reference is made to the Combined Proxy Statement/Prospectus filed by the Fund on Form 497 on August 23, 2017, Accession Number 0001398344-17-010762 and the Plan of Reorganization contained therein is hereby incorporated by reference in response to Item 77M of the Registrant’s Form N-SAR.